Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Altice USA, Inc. ("Altice USA") hereby certifies, to such officer's knowledge, that Altice USA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Altice USA.

Date:	May 2, 2019	By:	/s/ Dexter Goei
Dexter Goei
Chief Executive Officer and Director

Date:	May 2, 2019	By:	/s/ Charles Stewart
Charles Stewart
Co-President, Chief Financial Officer and Director